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                           [LOGO OF H. J. HEINZ CO.]

                                                                       EXHIBIT 5


                                                         October 10, 1996

H. J. Heinz Company
600 Grant Street
Pittsburgh, PA 15219

Re:  Opinion of Counsel as to Legality of Common Stock Being
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     Registered Pursuant to H. J. Heinz Company 1996 Stock
     -----------------------------------------------------
     Option Plan
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Gentlemen:

   I am Senior Vice President-General Counsel of H. J. Heinz Company (the "Company") and am familiar with its Registration Statement on Form S-8 relating to 15,000,000 shares of the Company's Common Stock, $.25 par value per share (the "Shares"), reserved for the purposes of the Company's 1996 Stock Option Plan (the "1996 Plan").

  Based on such examination of corporate records, documents and questions of law as I have considered it necessary to examine in order to enable me to furnish this opinion, I am pleased to advise you that in my opinion the Shares reserved for the purpose of the 1996 Plan have been duly authorized and the Shares that may be outstanding as a result of the exercise of stock options under the 1996 Plan will, when issued or sold in accordance with the 1996 Plan, be legally issued, fully paid and non-assessable.

   I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                          Very truly yours,


                                          /s/ Lawrence J. McCabe
                                          Lawrence J. McCabe
                                          Senior Vice President-
                                          General Counsel

LJM/jw